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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE

                     RANGE PRICES SENIOR SUBORDINATED NOTES

FORT WORTH, TEXAS, JULY 16, 2003 - RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that it has priced its previously announced private placement of $100 million of senior subordinated notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"), and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. Interest on the senior subordinated notes will accrue at a rate of 7-3/8% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2004. The transaction is expected to close on July 21, 2003, subject to customary closing conditions.

The net proceeds of the offering will be used to redeem all of the Company's outstanding 8.75% senior subordinated notes due 2007 and to repay certain of the Company's other indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes or any other security of the Company. The senior subordinated notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Act. Unless so registered, the senior subordinated notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

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                                                                         2003-15

Contact:       Rodney Waller, Senior Vice President
               Karen Giles
               (817) 870-2601
               www.rangeresources.com